Exhibit 99.1

NEWS RELEASE

DYNEGY REACHES AGREEMENT REGARDING ILLINOIS POWER GENERATING FINANCIAL RESTRUCTURING

HOUSTON (October 14, 2016) — Dynegy Inc. (NYSE: DYN) has entered into a restructuring support agreement (RSA) with Illinois Power Generating Company (Genco) and an ad hoc group (Ad Hoc Group) of Genco bondholders to restructure $825 million in unsecured debt at Genco.

Key terms of the support agreement, filed separately in an 8-K, include:

•                  $825 million in existing 2018, 2020 and 2032 Genco notes to be exchanged for:

•                  $210 million in new 7-year Dynegy Inc. unsecured notes with terms and covenants consistent with existing Dynegy Inc. unsecured bonds due 2023

•                  $139 million cash consideration, including a $9 million RSA payment discussed below, funded with existing Illinois Power Holdings cash balances and collateral synergies

•                  10 million Dynegy Inc. warrants with a 7-year tenor and strike price of $35 per share

•                  Simultaneous solicitation of Genco noteholders to effectuate either an out of court restructuring or a prepackaged chapter 11 filing for Genco

•                  Genco to continue making interest payments on the existing Genco notes, with interest payments after September 30, 2016 netted against the proposed cash consideration

Dynegy, Genco and the Ad Hoc Group have agreed that holders of the Genco notes who enter into the RSA on or before October 21, 2016, will be paid their pro rata share of $9 million in cash upon consummation of a transaction, with such pro rata share determined as the proportion that the amount of Genco notes held by each such holder bears to the aggregate amount of Genco notes held by all holders entitled to receive a share of the $9 million.

If holders of 97% or more of the aggregate principal amount of Genco notes participate in the exchange offers and the other conditions thereto are satisfied, Dynegy intends to consummate the restructuring out of court. If holders of less than 97% of the aggregate principal amount of Genco notes, but a majority in number of the holders who have voted on the restructuring plan and who hold at least 66.7% in the aggregate amount of Genco notes vote to accept the plan, the parties to the RSA intend to consummate the restructuring through a prepackaged chapter 11 filing of Genco in the US Bankruptcy Court for the Southern District of Texas, Houston Division.

Dynegy is represented with respect to the Genco notes restructuring by White & Case LLP as counsel and Lazard Freres & Co. LLC as financial advisor and the Ad Hoc Group is represented by Willkie Farr & Gallagher LLP as counsel and Houlihan Lokey Capital, Inc. as financial advisor.

FORWARD-LOOKING STATEMENT

This news release and presentation slides include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Although Dynegy and Genco believe that in making any such forward-looking statement their expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under “Risk Factors” and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Dynegy and Genco. Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, Dynegy and Genco undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Dynegy and Genco to predict all of them; nor can they assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Midwest and Northeast, Dynegy operates power generating facilities capable of producing nearly 25,000 megawatts of electricity—or enough energy to power about 21 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

Dynegy Inc. Contacts:

Media: David Onufer, 713.767.5800; Analysts: 713.507.6466